Exhibit 99.1

AmeriVest Properties Announces Fourth Quarter 2003 Occupancy and Other
Information

    DENVER--(BUSINESS WIRE)--Feb. 13, 2004--AmeriVest Properties Inc. (AMEX:AMV) announced today property occupancy information as of December 31, 2003. At December 31, 2003, portfolio occupancy was 84.2%, compared to 88.0% at December 31, 2002, and 86.8% at September 30, 2003. "Same-store" occupancy (buildings owned for the entire year) was 88.9%, compared to 89.9% at the end of 2002. This decrease in occupancy reflects ongoing challenges in AmeriVest's core markets.
    "Although we are never satisfied with a portfolio occupancy rate of less than 90%, we are very pleased that our same-store occupancies and average rent declined only 1% during an extremely difficult year for office leasing. We are also pleased to have acquired four quality buildings in Phoenix and Dallas during the year, which we hope to reposition for our target small-business customers during 2004. We continue to see increased activity and leasing momentum in all our markets and remain confident that our focus on providing the best office space for small- and medium-size companies in markets well-positioned for long-term growth will result in higher occupancies over the long term," said Charles Knight, President and Chief Operating Officer of AmeriVest.
    AmeriVest also noted that during the fourth quarter of 2003, it incurred additional unbudgeted corporate and operating charges of approximately $600,000 related to recruiting, severance and other personnel expenses, rent and bad debt write-offs related to tenants going out of business and adjustments for unanticipated property tax and utility increases. On February 26, 2004, the Company intends to release its financial results for the fourth quarter and year ended December 31, 2003.

    Company Information

    AmeriVest Properties Inc., with its principal office in Denver, Colorado, provides Smart Space for Small Business(SM) in Denver, Phoenix, Dallas, and Indianapolis through the acquisition, repositioning and operation of multi-tenant office buildings in those markets. To receive AmeriVest's latest news and information, visit our website at www.amvproperties.com.

    In addition to historical information, this press release contains forward-looking statements and information under the federal securities laws. These statements are based on expectations, estimates and projections about the industry and markets in which AmeriVest operates, management's beliefs and assumptions made by management. While AmeriVest management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release. In particular, the factors that could cause actual operating results to differ materially include, without limitation, continued qualification as a real estate investment trust, the effects of general and local economic and market conditions, competition, regulatory changes, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants' financial condition, the uncertainties of real estate development and acquisition activity, development and construction costs, insurance risks, the costs and availability of financing, potential liability relating to environmental matters and liquidity of real estate investments and other risks and uncertainties detailed in AmeriVest's 2002 Annual Report on Form 10-KSB and from time to time in the Company's filings with the Securities and Exchange Commission.



       AmeriVest Properties Inc. Property Occupancy Information

                                   At December 31,   At December 31,
                                         2003:             2002:
                                   ---------------   ---------------
   Building/     Year    Rentable Occupancy Average Occupancy Average
   Location    Acquired  Area(1)   Rate(2)  Rent Per  Rate(2) Rent Per
                                              SF(3)             SF(3)
   --------    --------  -------- --------  -------- -------- --------

Same-Store:

Chateau Plaza
   Dallas, TX     2002    171,294    100.0%  $22.70     97.6%  $22.79

Centerra
   Denver, CO     2002    186,377     72.9%   19.89     68.1%   20.78

Parkway Centre II
   Dallas, TX     2002    151,968     95.4%   20.61     97.9%   20.84

Kellogg Building
   Littleton, CO  2001    111,580     85.8%   21.04     98.6%   21.92

Arrowhead
 Fountains
   Peoria, AZ     2001     96,092    100.0%   21.85    100.0%   21.41

AmeriVest Plaza
 at Inverness
   Englewood, CO  2001    118,720     91.3%   23.10     99.2%   23.57

Sheridan Center
   Denver, CO     2000    140,162     82.7%   16.36     79.5%   15.83
                          -------    ------- -------   ------- -------
              Subtotal    976,193     88.9%  $20.84     89.9%  $21.13
                          -------    ------- -------   ------- -------

2003 Acquisitions and Developments:

Greenhill Park
   Dallas, TX     2003    251,917     76.7%  $18.84       N/A     N/A

Scottsdale Norte
   Scottsdale, AZ 2003     79,223     80.9%   23.16       N/A     N/A

Financial Plaza
   Mesa, AZ       2003    310,828     80.5%   23.02       N/A     N/A

Keystone Office
 Park(4)
   Indianapolis,
    IN       1999/2003    114,060     86.4%   17.71     97.1%  $17.33

Southwest Gas
 Building
   Phoenix, AZ    2003    147,660     80.4%   22.10       N/A     N/A
                          -------    ------- -------   ------- -------
              Subtotal    903,688     80.2%  $21.05       N/A     N/A
                          -------    ------- -------   ------- -------

Joint Ventures:

Panorama Falls(5)
   Englewood, CO  2000     59,561     78.0%  $19.01     70.8%  $19.15
                          -------    ------- -------   ------- -------
              Subtotal     59,561     78.0%  $19.01     70.8%  $19.15
                          -------    ------- -------   ------- -------

Non-Core:

Texas Bank
 Buildings(6)
   Texas          1998     60,095    100.0%  $15.88     97.4%  $16.00

Texas State
 Buildings(7)
   Texas       1997-98    222,542     76.8%    9.00     77.7%    9.05
                          -------    ------- -------   ------- -------
              Subtotal    282,637     81.7%  $10.79     81.9%  $10.81
                          -------    ------- -------   ------- -------

                 Total  2,222,079     84.2%  $19.63     88.0%  $18.86
                        =========    ======= =======   ======= =======


    (1) Includes office space but excludes storage, telecommunications and garage space.

    (2) Includes space leased but not yet occupied.

    (3) Annualized base rent divided by leased rentable area.

    (4) A fourth building was constructed during 2003, as such 2002 is not comparable.

    (5) 20% of the property is owned by AmeriVest and 80% of the property is owned by Freemark Abbey Panorama, LLC as tenants in common.

    (6) Buildings leased approximately 63% to Bank of America, with the remainder leased to a number of small- and medium-size tenants.

    (7) 11 of 13 buildings are leased primarily to various agencies of the State of Texas. The Clint, Texas, and Paris, Texas, buildings are currently vacant.

    CONTACT: AmeriVest Properties Inc., Denver
             Investor Relations:
             Kim P. Boswood, 303-297-1800 ext. 118
             kim@amvproperties.com